Exhibit 10.23
FERGUSON ENTERPRISES, INC.
EXECUTIVE RETIREMENT PLAN II

FERGUSON ENTERPRISES, INC.
EXECUTIVE RETIREMENT PLAN II

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ARTICLE II		15
ELIGIBILITY		15
2.1	Eligibility	15

ARTICLE III		16
CONTRIBUTIONS TO ACCOUNTS		16
3.1	Accounts	16
3.2	Initial Account Balance	16
3.3	Deferrals	16
3.4	Matching Contributions	18
3.5	Annual SERP Contributions	18
3.6	Discretionary Company Contributions	19
3.7	Rollover Balance	19

ARTICLE IV		20
ADJUSTMENTS TO ACCOUNTS FOR EARNINGS		20
4.1	Adjustments to Accounts	20
4.2	Allocation Election	20
4.3	Charge Against Accounts	21
4.4	Statement of Account Balances	21

ARTICLE V		22
BENEFITS		22
5.1	Distributable Event	22
5.2	Forms of Payment	22
5.3	Distribution Election Procedure	23
5.4	Unforeseeable Financial Emergency Benefit	24
5.5	Scheduled Distributions	25
5.6	Death Benefits	26
5.7	Termination of Plan Following Change in Control of Employer	26
5.8	Acceleration of Payments	26
5.9	Small Benefit	26
5.10	Withholding: Payroll Taxes	27
5.11	Payments upon Income Inclusion under Code Section 409A	27
5.12	Distributions to Specified Employees	27
5.13	Qualified Domestic Relations Orders	27

ARTICLE VI		29
BENEFICIARY DESIGNATION		29

ARTICLE VII		31
FUNDING		31

ARTICLE VIII		33
ADMINISTRATION OF PLAN		33
8.1	8.1 Plan Administrator	33
8.2	8.2 Examination of Records	34
8.3	8.3 Reliance on Reports and Certificates	34

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8.4	Action by the Retirement Plan Committee	34
8.5	Nondiscriminatory Exercise of Authority	34
8.6	Indemnification of Retirement Plan Committee	35
8.7	Compensation	35

ARTICLE IX		36
MISCELLANEOUS		36
9.1	Alienability and Assignment Prohibition	36
9.2	Binding Obligation of Employer and Any Successor in Interest	36
9.3	Amendment or Termination	36
9.4	Claims Procedure	38
9.5	Employment and Other Rights	38
9.6	Governing Law	38
9.7	Construction of Plan Provisions	38
9.8	Successors and Assigns	39

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FERGUSON ENTERPRISES, INC.
EXECUTIVE RETIREMENT PLAN II

THE FERGUSON ENTERPRISES, INC. EXECUTIVE RETIREMENT PLAN II was adopted in the City of Newport News, Virginia, effective on the 1st day of January, 2005, by FERGUSON ENTERPRISES, INC., a Virginia corporation (the “Company”), and any related corporation which joins in the adoption of this Plan (the Company and each adopting affiliate are collectively referred to hereinafter as the “Employer”).
PREAMBLE

Effective January 1, 2005, the Company adopted the Ferguson Enterprises, Inc. Executive Retirement Plan II (the “Plan”). The purpose of the Plan is to provide a means whereby the Employer may afford a measure of financial security to certain executive employees who have rendered and continue to render valuable services. The Plan is intended to provide for future income needs of these employees, so that their services may be retained and their productive efforts encouraged in compliance with requirements of Sections 83 and 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations thereunder.
This Plan, when adopted, was a new plan, intended to comply with provisions of Section 409A taking effect on and after January 1, 2005. The rights and benefits to any unvested balance of any Participant under the Ferguson Enterprises, Inc. Executive Retirement Plan (the “Predecessor Plan”) or of any amounts credited to Participant’s Accounts under Article III of this Plan on or after January 1, 2005, shall be governed by the terms and conditions of this Plan. Notwithstanding that the Plan first took effect on January 1, 2005, pursuant to the transitional relief from the written plan requirement under Code § 409A announced by the U.S. Treasury and Internal Revenue Service in IRS Notice 2007-86, the terms and conditions of this Plan document take effect on January 1, 2009. During the interim period between January 1, 2005, and December 31, 2008, the Plan has been operated and administered in “good faith compliance” with all applicable guidance under Code § 409A, and in accordance with the working draft of the Executive Summary to the Plan attached hereto as Exhibit 1.
The rights and benefits to any vested balance of any Participant credited under the Predecessor Plan prior to January 1, 2005, shall be governed by the terms and conditions of the

Predecessor Plan, as in effect on December 31, 2004.
The Company intends that this Plan be considered an unfunded arrangement, maintained primarily to provide deferred compensation benefits for the Participants, members of a select group of management or highly compensated employees, for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and regulations thereunder.
By separate agreement, an Employer may create a trust (the “Trust”) to facilitate the payment of Participants’ Accounts under this Plan. The Trust and any assets held by the Trust to assist the Employer in meeting its obligations under this Plan will conform to the terms of the model trust described in Revenue Procedure 92-64 and will not constitute an offshore trust as described in Code section 409A(b)(1).

ARTICLE I
DEFINITIONS
    1.1 “Account” means the bookkeeping reserve account established in accordance with Section 3.1 on the Employer’s financial records to record the aggregate interest of a Participant in this Plan. Within each Account, separate subaccounts shall be maintained to the extent necessary for the administration of the Plan.
    1.2 “Annual Account Balance” means the portion of a Participant’s Account representing the Participant’s Deferral, Matching Contribution, Discretionary Company Contributions, SERP Contributions and Rollover Balances made in a particular Plan Year, together with all earnings thereafter credited to such contributions.
    1.3 “Beneficiary” means the person or persons, estate or trust entitled to receive any amount in the event of the death of a Participant or former Participant in accordance with Article VI.
    1.4 “Board” means the Board of Directors of the Company.
    1.5 “Change in Control Event” means a change in (a) ownership of an Employer, (b) effective control of an Employer, or (c) substantial ownership of the assets of an Employer that qualifies as a “Change in Control Event” for purposes of Code Section 409A pursuant to regulations and guidance issued by the Internal Revenue Service as defined in paragraphs (1) through (5) below:
(1)Change in the Ownership of Employer. A change in the ownership of an Employer occurs if any person acquires ownership of stock of the Employer that, together with stock held by such person, constitutes more than 50% of the total fair market value or total voting power of the stock of the Employer. An increase in the percentage of stock owned by any person as a result of the Employer redeeming its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 1.5.
(2)Change in the Effective Control of Employer. A change in the effective control of an Employer occurs if: (A) any person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person) ownership of stock of the Employer possessing 35% or more of the total voting power of the stock of the Employer; or (B) a majority of members of the Employer’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Employer’s board of directors prior to the date of the appointment or election.
(3)Change in the Ownership of a Substantial Portion of the Employer’s Assets. (A) A change in the ownership of a substantial portion of an Employer’s assets occurs on the date that any person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by that person) assets from the Employer that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Employer immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value is determined without regard to any liabilities associated with such assets. (B) A transfer of assets by the Employer is not treated as a change in the ownership of such assets if transferred to: (i) a shareholder of the Employer (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, 50% or more of the total value or voting power of which is owned by the Employer; (iii) a person that owns 50% or more of the total value or voting power of all the outstanding stock of the Employer; or (iv) an entity, at least 50% of the total value or voting power of which is owned by a person described in subparagraph (iii) of (B) above. For purposes of (B) above, a person’s status is determined immediately after the transfer of the assets.
(4)Relevant Corporation. With respect to each Participant, the Change in Control Event must relate to the “relevant corporation.” For purposes of this section, the “relevant corporation” is (A) the corporation for whom the Participant is performing services at the time of the Change in Control Event; (B) the corporation that is liable for the payment of the deferred compensation (or all the corporations that are liable for the payment) but only if either the deferred compensation is attributable to the performance of service by the service provider for such corporation (or corporations) or there is a bona fide business purposes for such corporation or corporations to be liable for such payment and, in either case, the avoidance of Federal income tax is not a significant purpose of making such corporation or corporations liable for such payment; or (C) a corporation that is a majority shareholder of a corporation described in (A) or (B) above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation described in (A) or (B) above. A “majority shareholder” is a shareholder owning more than 50% of the total fair market value and total voting power of such corporation.
(5)    Other Rules. The following rules apply for purposes of this Section 1.5: (A) stock ownership shall be determined applying the rules of section 318(a) of the Code; (B) all references to a “person” shall include more than one person acting as a group; (C) if any person effectively controls an Employer, the acquisition of additional control of the Employer by the same person will not cause a change in the ownership of the Employer or a change in the effective control of the Employer as defined in subparagraphs (1) and (2), respectively; (D) if any person is considered to own more than 50% of the total fair market value or total voting power of the stock of an Employer, the acquisition of additional stock by the same person will not cause a change in the ownership of the Employer or a change in the effective control of the Employer as defined in subparagraphs (1) and (2), respectively; and (E) for purposes of paragraph (2), the term “Employer” refers solely to the “relevant corporation” identified in subparagraph (4), for which no other corporation is a majority shareholder.
    1.6 “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereof, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.
    1.7 “Company” means Ferguson Enterprises, Inc., and any successor which shall maintain this Plan.
    1.8 “Compensation” means the total amount of Salary, Bonus and other payments received by an Eligible Employee from their Employer during the Plan Year, plus pre-tax salary deferral amounts under this or any other non-qualified deferred compensation arrangement sponsored by their Employer and pre-tax payroll savings contributions under their Employer’s 401(k) plan and/or any Employer-sponsored § 125 plan, but excluding expense allowances, moving allowances, and excess group term life insurance and other executive benefits, as reported on IRS Form W-2. The following sub-definitions of Compensation apply for the specific provisions of the Plan noted:

(i)“Qualified Plan Compensation,” for purposes of determining the Matching Contributions under Section 3.4, means the amount of each Eligible Employee’s Compensation up to the adjusted limitation under Code § 401(a)(17) in effect for the applicable Plan Year.
(ii)“SERP Compensation,” for purposes of determining SERP Contributions under Section 3.5(a), means the amount of each Participant’s Compensation in excess of Qualified Plan Compensation in effect for the applicable Plan Year
(iii)“Salary” means that portion of a Participant’s Compensation which is payable on a regular and periodic basis in accordance with their Employer’s normal and customary payroll procedures.
(iv)“Bonus” means any annual payment of incentive Compensation for services rendered which is in addition to a Participant’s regular Salary.
1.9 “Declared Investment Rate” means the deemed rate of return (positive or negative) applied to a Participant’s Account balance that corresponds to the gains or losses actually generated by the various investment funds selected by the Participant from those designated by the Retirement Plan Committee from time to time.
1.10 “Deferral” or “Deferrals” means the amount of voluntary, pre-tax Salary or Bonus payments elected to be deferred and credited to a Participant’s Account under Article III.
1.11 “Deferral Election” means the election by a Participant under this Plan to defer a portion of the Participant’s Salary or Bonus, as the case may be, pursuant to Article III.
1.12 “Disability” means any medically determinable physical or mental impairment that is expected to last for a continuous period of not less than 12 months or result in death and either (i) renders the Participant unable to engage in any substantive gainful activity or (ii) results in the Participant receiving income replacement benefits for a period of not less than three (3) months under his Employer’s long term disability plan.

1.13 “Discretionary Company Contributions” means all amounts credited to a Participant’s Account pursuant to Section 3.6.
1.14 “Distributable Event” means, with respect to some portion or all of a Participant’s Account, the first to occur of such Participant’s Scheduled Distribution, Retirement, Disability, termination of employment, or termination of the Plan as to the Participant following a Change in Control Event.
1.15 “Distribution Election” means the last election, if any, filed by a Participant prior to end of the Distribution Election Period for each Plan Year, designating the time of payment, form of payment or both the time and form of payment of some portion or all of a Participant’s vested Annual Account Balance upon the occurrence of a Distributable Event.
1.16 “Distribution Election Period” means the period ending on the last day of the Plan Year immediately prior to the Plan Year in which services subject to the Distribution Election will be performed.
1.17 “Effective Date” of the Plan, as originally adopted, means January 1, 2005; notwithstanding that the Plan first took effect on January 1, 2005, pursuant to the transitional relief from the written plan requirement under Code § 409A announced by the U.S. Treasury and Internal Revenue Service in IRS Notice 2007-86, the terms and conditions of this Plan document take effect on January 1, 2009. During the interim period between January 1, 2005, and December 31, 2008, the Plan has been operated and administered in “good faith compliance” with all applicable guidance under Code § 409A, and in accordance with the working draft of the Executive Summary to the Plan attached hereto as Exhibit 1.
1.18 “Eligible Employee” means any employee who is designated by the Retirement Plan Committee to be eligible to participate in the Plan as provided in Article II.
1.19 “Employer” means Ferguson Enterprises, Inc., and each corporation or other business organization within the controlled group of corporations and business organizations that includes Ferguson Enterprises, Inc. and which would be considered a single employer under section 414(b) or (c) of the Code, provided such entity has adopted this Plan; and where the context requires, or it is specifically provided in the Plan, Employer shall mean solely the entity that employs the referenced Participant or Participants.

1.20 “Installment Distribution” means a series of quarterly installments, as elected by the Participant pursuant to Section 5.2, paid in January, April, July and October over a five (5), ten (10) or fifteen (15) year period.
1.21 “Lump Sum Distribution” means a single sum cash payment of a balance in the Participant’s Account.
1.22 “Matching Contribution” means the amount credited to a Participant’s Account to match the Participant’s Deferrals pursuant to Article III.
1.23 “Participant” means an individual who has an Account balance in the Plan.
1.24 “Plan” means the Ferguson Enterprises, Inc. Executive Retirement Plan II, as amended from time to time.
1.25 “Plan Year” means a 12-month period beginning on January 1 and ending on the following December 31 of each year.
1.26 “Predecessor Plan” means the Ferguson Enterprises, Inc. Executive Retirement Plan as in effect prior to January 1, 2005.
1.27 “Retirement” means the termination of a Participant’s employment with their Employer for any reason other than death or Disability after the Participant’s attainment of Retirement Age.
1.28 “Retirement Age” of a Participant means the date on which the Participant shall have attained the age of fifty-five (55).
1.29 “Retirement Plan Committee” means the committee appointed from time to time by the Board to supervise the administration of the Plan and to perform the duties described in Section 8.2, and any other duties prescribed by the Board.

1.30 “Rollover Balance” means an amount previously shown on an Employer’s financial records as a Participant’s accrual (other than a Participant’s accrual under the Company’s SERP) in any nonqualified deferred compensation plan maintained by such Employer that has been transferred to this Plan or, if applicable, to the Predecessor Plan. Rollover Balances from each such nonqualified plan shall be accounted for separately, such that there is a record of the source of such balance, and a record of any vesting requirement applicable to the Rollover Balance.
1.31 “Scheduled Distribution” means a Lump Sum Distribution of all or a portion of the vested portion of a Participant’s Account balance on a specified date elected by the Participant pursuant to Article V.
1.32 “SERP” means the Ferguson Enterprises, Inc. Supplemental Retirement Plan, originally effective August 1, 1991, which, pursuant to the provisions of the Predecessor Plan, was merged into and incorporated within the Predecessor Plan.
1.33 “SERP Contributions” means (i) the unvested portion of a Participant’s Account as of December 31, 2004 in the Predecessor Plan that was transferred to this Plan and (ii) all amounts credited to a Participant’s Account after December 31, 2004 either (x) based on the Participant’s SERP Compensation pursuant to Section 3.5(a) or (y) as a discretionary contribution pursuant to Section 3.5(b).
1.34 “Specified Employee” means a Participant who, as of the date of the Participant’s separation from service, is a key employee of an Employer if any of the Employer’s stock is publicly traded on an established securities market or otherwise. Whether any stock of the Employer is publicly traded on an established securities market or otherwise shall be determined as of the date of the Eligible Employee’s separation from service.
(a) Key Employee. A Participant is a “key employee” if the Participant meets the requirements of section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding section 416(i)(5) of the Code) with respect to an Employer at any time during the 12-month period ending on a Specified Employee Identification Date. If the Participant is a key employee of a Specified Employee Identification Date, the Participant is treated as key employee for purposes of the Plan for the entire 12-month period beginning on the Specified Employee Effective Date.

(b) Specified Employee Identification Date and Effective Date. Unless another date is designated by the Retirement Plan Committee in accordance with the regulations under Code section 409A, the Specified Employee Identification Date is December 31 and the Specified Employee Effective Date is April 1. Notwithstanding the preceding sentence, the Specified Employee Effective Date may not be later than the first day of the fourth month following the Specified Employee Identification Date. The Retirement Plan Committee may designate any other date as the Specified Employee Identification Date, provided that the Employer must use the same Specified Employee Identification Date and Specified Employee Effective Date with respect to all nonqualified deferred compensation plans, and any change to the Specified Employee Identification Date or the Specified Employee Effective Date may not be effective for a period of at least 12 months.
(c)Compensation. For purposes of identifying a Specified Employee by applying the requirements for a “key employee” as described in (a) above, the definition of compensation under § 1.415(c)-2(a) of the Treasury Regulations shall be used, without regard to any safe harbor provided in § 1.415(c)-2(d), the special timing rules provided in § 1.415(c)-2(e), and the special rules provided in § 1.415(c)-2(g). Notwithstanding the foregoing, the Retirement Plan Committee may elect to use any available definition of compensation under section 415 of the Code and the regulations thereunder, including any available safe harbor and any available election under the timing rules or special rules, provided that the definition is applied consistently to all employees of the Employer for purposes of identifying Specified Employees.
(d)Nonresident alien employees. For purposes of determining whether an employee is a “key employee” as defined in (a) above, compensation that is excludible from an employee’s gross income on account of the location of the services or the identity of the employer that is not effectively connected with the conduct of a trade or business within the United States under section 1.415(c)-2(g)(5)(ii) of the Treasury Regulations shall not be compensation for purposes of paragraph (c) above. This exclusion shall apply with respect to all deferred compensation arrangements subject to Code section 409A of the Employer, and any election to include such amounts as compensation for that period may not be changed once a list of Specified Employees has become effective.

(e)    Corporate Transactions. In the event of a corporate transaction, the following rules shall apply for purposes of identifying Specified Employees:
(1)    Mergers and acquisitions of public service recipients. If as a result of a corporate transaction, two or more separate service recipients, more than one of which has stock outstanding that is publicly traded on an established securities market or otherwise immediately before the transaction, become one employer (as defined in section 414(b) or (c) of the Code), any stock of which is publicly traded on an established securities market or otherwise immediately after the transaction (“resulting public service recipient”), the resulting public service recipient’s next specified employee identification date and specified employee effective date following the corporate transaction are the specified employee identification date and specified employee effective date that the acquiring service recipient (as defined in section 1.409A-1(i)(6)(i) of the regulations) would have been required to use absent such transaction.
For the period between the date of the transaction and the next specified employee effective date, the list of specified employees of the resulting public service recipient is determined by combining the lists of specified employees of all service recipients participating in the transaction that were in effect at the date of the corporate transaction, ranking such specified employees in order of the amount of compensation as defined in paragraph (d) above, and treating the top fifty (50) of such specified employees, plus any employees described in section 416(i)(1)(ii) or section 416(i)(1)(iii) and the regulations thereunder who are not included in such top fifty specified employees, as the specified employees for the period between the corporate transaction and the next specified employee effective date. Alternatively, the resulting service recipient may elect to use any reasonable method to determine the specified employees of the resulting service recipient, provided that such method is adopted no later than 90 days after the corporate transaction and applied prospectively from the date the method is adopted.
(2)Mergers and acquisitions of nonpublic service recipients. If as part of a corporate transaction a service recipient that does not have outstanding stock that is publicly traded on an established securities market or otherwise immediately before the transaction (“initial private service recipient”), and a service recipient with stock outstanding that is publicly traded on an established securities market or otherwise immediately before the transaction (“initial public service recipient”), become a resulting public service recipient, the resulting public service recipient’s next specified employee identification date and specified employee effective date following the corporate transaction are the specified employee identification date and specified employee effective date that the initial public service recipient would have been required to use absent such transaction.
For the period after the date of the corporate transaction and before the next specified employee effective date, the specified employees of the initial public service recipient immediately before the transaction continue to be the specified employees of the resulting public service recipient, and no service providers of the initial private service recipient are required to be treated as specified employees.
(3)Spinoffs. If as part of a corporate transaction, an initial public service recipient becomes two or more separate service recipients, each with stock outstanding that is publicly traded on an established securities market or otherwise immediately after the transaction (“post-transaction public service recipients”), the next specified employee identification date of each of the post-transaction public service recipients is the specified employee identification date that the initial public service recipient would have been required to use absent such transaction. For the period after the date of the corporate transaction and before the next specified employee effective date, the specified employees of the initial public service recipient immediately before the transaction continue to be the specified employees of the post-transaction public service recipients.

(4)     Public offerings and other corporate transactions. If as part of an initial public offering or corporate transaction not described in subparagraph (2) or (3) above, an initial private service recipient becomes one or more post-transaction public service recipients, then each post-transaction public service recipient has a specified employee identification date of December 31 and a specified employee effective date of April 1, effective retroactively to the December 31 and April 1 next preceding the offering or other transaction for purposes of identifying the specified employees between the corporation transaction and the next December 31.
Alternatively, a post-transaction public service recipient may elect a specified employee identification date and specified employee effective date on or before the date of the offering or other transaction. If a public service recipient makes such an election, for the period after the offering or other transaction and before the next specified employee effective date, the specified employees of the post-transaction public service recipient consist of the service providers that at the time of the offering or other transaction would have been classified as specified employees of the initial private service recipient, had the initial private service recipient elected the same specified employee identification date and specified employee effective date as selected by the post-transaction public service recipient, and had such initial private service recipient had stock publicly traded on an established securities market or otherwise as of the specified employee identification date preceding the transaction.
1.35 “Subsequent Distribution Election” means a revised distribution election filed by a Participant after the expiration of the Distribution Election Period, in accordance with Section 5.3(b).

1.36 “Transitional Year Distribution Election” means one or more transitional distribution elections filed by a Participant before December 31, 2008, in accordance with IRS guidance on transitional distribution elections, as described in Section 5.3(c).
1.37 “Vesting Date” means (a) with respect to a Participant’s SERP Contributions, the date upon which such contributions are no longer subject to forfeiture pursuant to the provisions of Section 3.5(c) (i.e., the Participant’s SERP Contributions vest), which date shall be the first to occur of the date (i) of any Change in Control Event related to the Participant’s Employer; (ii) a Participant dies or becomes Disabled while employed by an Employer; (iii) a Participant attains the age of fifty-five (55) and completes twenty (20) Years of Service; (iv) a Participant attains the age of fifty-nine and one-half (59’/2) and completes fifteen (15) Years of Service, or (v) the Plan is terminated as provided hereunder; and (b) with respect to a Participant’s unvested Rollover Balance, the date, in accordance with the original vesting schedule applicable to such balance, or the date designated by the Participant’s Employer, if sooner than the original vesting date, such Rollover Balance vests and becomes nonforfeitable.
1.38 “Years of Service” means the number of 12-month periods of continuous employment with the Participant’s Employer (or, if more than one, Employers) completed by the Participant between the Participant’s date of hire and date of termination of employment, calculated with reference to the Participant’s original date of hire by an Employer and anniversaries thereof.
1.39 “401(k) Plan” means the Wolseley North America 401(k) Plan (formerly known as the Ferguson Enterprises, Inc. Retirement Savings Plan), as amended from time to time, or any successor thereto.

ARTICLE II
ELIGIBILITY
2.1    Eligibility. The Retirement Plan Committee shall designate the employees who are eligible to participate in the Plan from among those employees of an Employer who satisfy the requirements of the following guidelines (“Eligible Employees”):
(a)Plan Years 2005 and 2006. For Plan Years ending prior to January 1, 2007, those employees who either (i) had Compensation in excess of Qualified Plan Compensation for the prior fiscal year or (ii) were key members of the management group of an Employer, as designated by the Retirement Plan Committee.
(b)Plan Year 2007 and Thereafter. Effective as of January 1, 2007, a select group of management and highly compensated employees of an Employer who both (i) received Compensation in excess of $175,000 for the prior fiscal year, or such higher amount as is established by the Retirement Plan Committee from time to time, and (ii) are employed in positions designated by the Retirement Plan Committee as eligible to participate in the Plan.
The participation rights of Eligible Employees (e.g., SERP Contributions only, or Deferral only, or full participation rights) may vary from eligible position to eligible position, according to classifications established by the Retirement Plan Committee, in its sole discretion. Once designated by the Retirement Plan Committee as an Eligible Employee, such employee shall remain an Eligible Employee until the Plan Year when the Retirement Plan Committee affirmatively revokes the employee’s designation as an Eligible Employee.
Each Eligible Employee shall commence participation in the Plan in accordance with Section 3.2.

ARTICLE III
CONTRIBUTIONS TO ACCOUNTS
3.1    Accounts. Each Employer shall create a special account on its books and financial records (the “Account”) for the purpose of crediting deferred compensation to each Participant under this Plan. The Account of each Participant shall track the total amount of the initial account balance determined under Section 3.2, Deferrals, Matching Contributions, Rollover Balances, SERP Contributions or Discretionary Company Contributions to such Account for each Plan Year, plus earnings thereon. All amounts credited to each Participant’s Account are credited solely for purposes of accounting and computations and shall remain the assets of the Employer subject to the claims of the Employer’s general creditors.
3.2    Initial Account Balance. The Account of each Participant shall be credited with any amounts that were credited, but unvested, under the account of the Participant (e.g., SERP Contributions) in the Predecessor Plan as of December 31, 2004, as well as with any Rollover Balances. The original source of each portion of the initial Account balance shall be tracked for recordkeeping purposes.
3.3    Deferrals.
(a)In General. Each Employer shall credit the Account of each Participant with Deferrals for each Plan Year for which the Retirement Plan Committee has received a valid Deferral Election from the Participant pursuant to subsections 3.3(b) and 3.3(c).
(b)Election Procedures. A Deferral Election must be filed by an Eligible Employee with respect to every Plan Year in which the Eligible Employee wishes to participate in the pre-tax compensation deferral feature of the Plan. Each Eligible Employee shall irrevocably elect the amount of the Eligible Employee’s Compensation to defer for such Plan Year. The Deferral Election may be made, effective as of the first day of a Plan Year, by filing a completed and fully executed Deferral Election, on forms provided for this purpose, with the Retirement Plan Committee during enrollment periods established by the Retirement Plan Committee, but in no event later than the end of the Distribution Election Period for the applicable Plan Year. Notwithstanding the preceding sentence, an employee who, for the first time, becomes an Eligible Employee during a Plan Year, may within thirty (30) days after the Eligible Employee becomes eligible to participate in the Plan file a Deferral Election for the balance of such Plan Year. With respect to any employee who is designated as an Eligible

Employee after the commencement of a Plan Year, the Deferral Election shall only pertain to Compensation earned and payable after the date a fully completed and executed Deferral Election is filed with the Retirement Plan Committee.
(c)    Restrictions on Deferrals. Eligible Employees may make a Deferral Election with respect to either Salary and/or Bonus amounts earned and payable during the following Plan Year.
(i)A Deferral Election related to Salary shall be made as a specific dollar amount of such Salary. The maximum amount that may be deferred is one hundred percent (100%) of Compensation available after deductions for § 125 plan contributions and deferrals under the Employer’s 401(k) plan and deferrals under any other non-qualified plan sponsored by the Employer. There is no minimum amount of Salary that can be deferred.
(ii)A Deferral Election related to Bonus shall be either a specific dollar amount or a fixed percentage of such Bonus. In the event the Eligible Employee’s Bonus for the year concerned is less than the dollar amount specified, the entire amount of such Bonus shall be deferred under the Plan.
(iii)For Compensation that is earned based upon a specified performance period (for example, an annual Bonus), where the Deferral Election is made in the first year of eligibility but after the beginning of the performance period, the Deferral Election shall apply only to the portion of the Compensation equal to the total amount of the Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the Deferral Election over the total number of days in the performance period.
(d)    Termination of Deferral Election. An Eligible Employee’s Deferral Election shall terminate automatically upon the first to occur of (i) the Eligible Employee’s termination of employment with an Employer or (ii) the termination of the Eligible Employee’s status as an Eligible Employee under Article II. Notwithstanding the forgoing, any Compensation otherwise payable to the Eligible Employee for services rendered in the Plan Year in which such termination occurs, including any Bonus paid following termination of the Eligible Employee’s employment, shall remain subject to any Deferral Election in effect for such Plan Year.

(e)    Effect of Revocation of Eligible Employee Status. In the event that the Retirement Plan Committee revokes an employee’s status as a Eligible Employee under Article II, such Eligible Employee may not be reclassified as a Eligible Employee unless the employee has not been eligible to make Deferrals under this Section 3.3 for a period of twenty-four (24) months ending on the date the employee again becomes a Eligible Employee.
3.4    Matching Contributions. In addition to each Eligible Employee’s Deferrals, the Employer shall credit Eligible Employee’s Account with a Matching Contribution equal to fifty percent (50%) of the Eligible Employee’s Deferrals for the Plan Year; provided, however, that the amount credited to each Participant as a Matching Contribution shall not exceed two and one-half percent (2.5%) of the Eligible Employee’s Qualified Plan Compensation. Matching Contributions shall be credited to Eligible Employees’ Accounts on the last day of each month.
3.5    SERP Contributions.
(a)SERP Compensation Mandatory Contribution. The Employer shall credit to the Eligible Employee’s Account in January of each Plan Year an amount equal to three and one-half percent (3.5%) of such Eligible Employee’s SERP Compensation, if any, for the preceding Plan Year.
(b)SERP Discretionary Contribution. In addition to the amount credited to Participants’ Accounts under Section 3.5(a) above, an Employer’s board of directors may irrevocably declare, in writing, an additional amount, or formula for determining an additional amount, to be credited by the Employer to the Account of any Participant under this Plan for a Plan Year. In making its determinations hereunder, the Employer’s board of directors shall not be bound by the amount or formula declared for any previous Plan Year, but shall have full discretion to declare a higher or lower amount than that specified previously, and shall have discretion to establish varying amounts for different classes of, or for particular, Participants. Once the amount or formula for determining the amount to be credited to each Participant’s Account has been declared for a Plan Year, however, the Employer’s board of directors may not subsequently revoke or reduce such credits for any reason.

(c)    Forfeiture of SERP Balances. All SERP Contributions credited to a Participant’s Account, together with earnings thereon, shall be forfeited if the Participant terminates employment with the Participant’s Employer for any reason prior to the Vesting Date.
3.6    Discretionary Company Contributions. In addition to the amount credited to Participants’ Accounts under Sections 3.4 and 3.5 above, an Employer’s board of directors may irrevocably declare, in writing, an additional vested amount, or formula for determining an additional vested amount, to be credited by the Employer to the Account of any Participant under this Plan for a Plan Year. In making its determinations hereunder, the Employer’s board of directors shall not be bound by the amount or formula declared for any previous Plan Year, but shall have full discretion to declare a higher or lower amount than that specified previously, and shall have discretion to establish varying amounts for different classes of, or for particular, Participants. Once the amount or formula for determining the vested amount to be credited to each Participant’s Account has been declared for a Plan Year, however, the Employer’s board of directors may not subsequently revoke or reduce such credits for any reason.
3.7    Rollover Balance. An Employer may request to transfer (and the Company may, at its sole discretion, agree to transfer) amounts from another nonqualified deferred compensation plan maintained by an Employer into this Plan as a Rollover Balance. Any such Rollover Balance that is credited to a Participant’s Account shall retain any vesting schedule to which the amount was subject under the originating nonqualified deferred compensation plan, and upon the effective date of the transfer to this Plan, such Rollover Balances shall accrue earnings in accordance with Section 4.2. All Rollover Balances credited to a Participant’s Account, together with earnings thereon, shall be forfeited if the Participant terminates employment with an Employer prior to the Vesting Date. The distribution provisions of Article V apply to all Rollover Balances, including the requirement for the Participant to timely file a Subsequent Distribution Election under Section 5.3(b), if the Participant elects any change in the time or form of payment of a Rollover Balance upon the occurrence of a Distributable Event, from the original time or form of payment applicable to such Rollover Balance under the transferring plan.

ARTICLE IV
ADJUSTMENTS TO ACCOUNTS FOR EARNINGS
4.1    Adjustments to Accounts.    Deferrals, Matching Contribution, Discretionary
Company Contributions and vested Rollover Balances credited to Participant’s Account shall be credited with the applicable Declared Investment Rates described in Section 4.2 until all vested amounts credited to the Account have been distributed to the Participant or the Participant’s Beneficiary.
Prior to the Participant’s Vesting Date, SERP Contributions and unvested Rollover Balances credited to the Participant’s Accounts shall be credited with earnings at the Declared Investment Rate equal to the then current rate for the “stable value fund” contained in the 401(k) Plan (or if such fund does not exist, a comparable rate established by the Retirement Plan Committee).
Effective as soon as administratively practicable on or after the first day of the calendar quarter beginning after the Participant’s Vesting Date, the full amount of such Participant’s SERP Contributions shall be deemed a vested Discretionary Company Contribution and shall be credited to the Participant’s Annual Account Balance in the Plan Year which contains the Participant’s Vesting Date and thereafter, shall be credited with the applicable Declared Investment Rates described in subsection 4.2(a).
4.2    Allocation Election. Participant’s Account shall be credited each day that the financial markets in the United States are open with the applicable Declared Investment Rates as follows:
(a)    A Participant may elect to have the vested portion of the Participant’s
Account credited with any combination of Declared Investment Rates in five percent (5%) increments, provided the total does not exceed one hundred percent, by filing an election with the Retirement Plan Committee (an “Allocations Election”). The vested portion of the Participant’s Account will be credited with a rate of return (positive or negative) for the Declared Investment Rates which the Participant elects based upon the notional gain or loss that would have been generated if the Account balance had been invested in the investment funds elected by the Participant, less fund management and administrative charges, if any, as determined by the Retirement Plan Committee.

(b)A Participant may change the Participant’s Allocations Election as of any business day that the U.S. financial markets are open, pursuant to the procedures established by the Retirement Plan Committee. Unless the Participant indicates otherwise, any such new Allocations Election shall apply to all of the vested portion of the Participant’s Account; provided, however, a Participant may elect to have an Allocations Election in effect for all amounts contributed to the Plan before a specified date and a second Allocations Election applicable to all amounts contributed to the Plan on and after such specified date.
(c)Participant’s Account balances are subject to investment risk as the actual performance of the investment fund that is chosen to measure the Declared Investment Rate may be either positive or negative. Even though the actual performance of the investment fund that is chosen to measure the Declared Investment Rate will determine the rate of return (positive or negative) on the Participant’s Account, the Employer is not required to invest Participant’s Account balances in the investment funds selected by the Participants, and may elect to invest in other investment funds or may elect not invest the funds.
4.3    Charges Against Accounts. There shall be charged against each Participant’s Account any payments made to the Participant or the Participant’s Beneficiary in accordance with Article V.
4.4    Statement of Account Balances. The Retirement Plan Committee shall submit to each Participant, within sixty (60) days after the close of each calendar quarter of a Plan Year, or as soon thereafter as administratively practicable, a statement of the balance in each such Participant’s Account in such form as the Retirement Plan Committee deems appropriate.

ARTICLE V
BENEFITS
5.1    Distributable Event. All or a portion of the vested portion of a Participant’s Account balance shall be paid or shall commence to be paid to the Participant, in the form of payment selected by the Participant in the Participant’s Distribution Election or Subsequent Distribution Election, as applicable, upon the occurrence of one or more “Distributable Events,” as defined below. The phrase “Distributable Event,” for purposes of this Plan, shall mean, with respect to some portion or all of the Participant’s Account, the first to occur of the following events:
(a)Retirement;
(b)Disability;
(c)termination of the Participant’s employment for any reason other than Retirement, Disability or death;
(d)Scheduled Distribution(s) pursuant to Section 5.5; or
(e)termination of the Plan, as to the Participant, on account of a Change in Control Event, pursuant to Section 5.7
5.2    Forms of Payment. The forms of payment available under the Plan are (a) a Lump Sum Distribution, (b) twenty (20) substantially equal quarterly installments over a period of five (5) years, (c) forty (40) substantially equal quarterly installments over a period of ten (10) years or (d) sixty (60) substantially equal quarterly installments over a period of fifteen (15) years, or any combination thereof. All payments shall begin as soon as administratively practicable on or after the first day of the calendar quarter beginning after the date of the Distributable Event; provided, however, if applicable, payment of the Participant’s Annual Account Balance for the Plan Year in which a Distributable Event occurs, other than a Scheduled Distribution, shall be delayed until the Participant’s final Deferral, if any, is made in accordance with Section 3.3(d) and thereafter, payment of such portion of the Participant’s Account Balance shall commence as soon as administratively practicable, on or after the first day of the calendar quarter beginning after the date of the Participant’s final Deferral.

If a Participant elects to receive all or any part of the vested portion of the Participant’s Account balance in installments, the amount to be paid each January, April, July and October during the installment period shall be the then value of the vested portion of the Participant’s Account balance to be paid in said installments, divided by the number of installment payments then remaining.
5.3    Distribution Election Procedure.
(a)Initial Distribution Election.    Each Participant may file during the
Distribution Election Period a Distribution Election specifying the form or forms of payment pursuant to which all or any vested portion of the Participant’s Account shall be paid upon the occurrence of a Distributable Event. In the event a Participant fails to file a Distribution Election with respect to a Distributable Event, the portion of the Participant’s Account which becomes payable as a result of such Distributable Event shall be paid to the Participant in a Lump Sum Distribution. A Participant’s Distribution Election, once filed, may be superseded by a Subsequent Distribution Election meeting the requirements of Section 5.3(b) below.
(b)Subsequent Distribution Election.    Once filed, a Participant’s initial
Distribution Election with respect to a Distributable Event may only be changed by a distribution election filed after the end of the Distribution Election Period if the subsequent distribution election:
(i)is made at least twelve (12) months prior to the date of the Distributable Event,
(ii)will not take effect until at least twelve (12) months after the date of the subsequent distribution election, and
(iii)postpones the date of the payment with respect to which the earlier Distribution Election was made for a period of not less than five (5) years from the date such payment would otherwise have been made; provided, however, that this clause (iii) calling for a 5 year delay in payment does not apply to a subsequent distribution election with respect to the death, Disability or Unforeseeable Financial Hardship of the Participant. A subsequent distribution election meeting all requirements of this Section 5.3(b) is referred to as a “Subsequent Distribution Election.”

(c)    Transitional Year Distribution Elections.    Notwithstanding anything hereinabove to the contrary, prior to January 1, 2009, a Participant who is actively employed by an Employer may change his Distribution Election in accordance with the Code § 409A transitional relief guidance issued by the Internal Revenue Service in IRS Notice 2006-79 with respect to transitional distribution elections made on or before December 31, 2007, and IRS Notice 2007-86, with respect to transitional distribution elections made on or before December 31, 2008.
5.4    Unforeseeable Financial Emergency.
(a)In the event that the Retirement Plan Committee determines, in its sole discretion, upon written petition of the Participant or Beneficiary, with such additional supporting documentation as the Retirement Plan Committee may require, that the Participant or Beneficiary has suffered an “unforeseeable financial emergency,” as defined below, the Employer shall pay to the Participant or Beneficiary, as soon as practicable following such determination, the amount reasonably necessary to satisfy the financial emergency (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution) not in excess of vested portion of the Participant’s Account balance.
(b)Whether a Participant or Beneficiary is faced with an unforeseeable financial emergency permitting a distribution under this Section is to be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of unforeseeable financial emergency may not be made to the extent that such financial emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under this Plan.
(c)For purposes of this Section, an “unforeseeable financial emergency” means a severe financial hardship of the Participant or the Participant’s Beneficiary resulting from an illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in section 152(a) of the Code); loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise adequately covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary
(d)The Participant’s Account balance shall be reduced by the amount paid to the Participant on account of such unforeseeable financial emergency and the Participant’s Deferral Election shall be cancelled. Any subsequent Deferral Election shall not take effect until the Plan Year following the Plan Year in which the distribution under this Section 5.4 occurs.
5.5    Scheduled Distributions.
(a)In General. A Participant may, when filing the Participant’s Deferral Election, elect to receive one or more Lump Sum Distributions while employed of all or a specified portion or percentage of the vested amounts credited to the Participant’s Annual Account Balance to which such Deferral Election relates.
(b)Timing and Form of Scheduled Distribution. The Participant may elect to receive a Scheduled Distribution during any Plan Year beginning with the third Plan Year following the Plan Year to which the Participant’s Deferral Election applies. Participants may elect to receive up to four (4) annual Scheduled Distributions from each Annual Account Balance during consecutive calendar years; provided, however, multiple Scheduled Distributions from the same Annual Account Balance must be identical in amount or percentage. Participants may elect to receive Scheduled Distributions from different Annual Account Balances on the same date or dates. A Participant will receive the Participant’s Scheduled Distribution(s) in a Lump Sum Distribution in January of the Plan Year specified in the Participant’s Deferral Election.
(c)Election Preserved Upon Prior Occurrence of Distributable Event. If a intervening Distributable Event occurs with respect to a Participant prior to the date selected by the Participant for the Participant’s Scheduled Distribution(s), the election to receive the Scheduled Distribution(s) shall not be voided but shall be preserved and honored to the extent compatible with the form of payout selected by the Participant to take effect upon such intervening Distributable Event, to the extent of the available balance in the Participant’s applicable Annual Account Balance(s).

5.6    Death Benefits. Notwithstanding the form of payment elected by a Participant with respect to a Distributable Event, in the event of the death of the Participant, whether prior to or after the occurrence of the Distributable Event, the Employer shall pay all remaining vested amounts credited to the Participant’s Account to the Beneficiary or Beneficiaries in the form designated by the Participant pursuant to Article VI.
5.7    Termination of Plan Following Change in Control of Employer. The board of directors of any Employer which has experienced a Change in Control Event may determine, at its sole discretion, to terminate the Plan as to the Participants employed by such Employer, provided that if it chooses to do so, all substantially similar arrangements sponsored by the Employer experiencing the Change of Control Event must also be terminated. Such Employer’s board of directors’ determination to terminate the Plan as to its Participants shall be made no earlier than 30 days prior to the Change in Control Event and no later than 12 months after the Change in Control Event, and the termination shall be effective no earlier than the effective date of the Change in Control Event and no later than 12 months following the Change in Control Event. Upon termination of the Plan as to such Participants under this provision, each affected Participant will receive the full amount credited to such Participant’s Account in the form of payment designated by the Participant’s Distribution Election with respect to a Change of Control Event, as soon as administratively practicable on or after the first day of the calendar quarter beginning after the date of Plan termination, as established by the board of directors of such Employer.
5.8    Acceleration of Payments. Except as otherwise provided, the acceleration of the time or schedule of any payment or amount scheduled to be paid under the Plan is not permitted.
5.9    Small Benefit. Notwithstanding anything herein to the contrary, in the event the total vested amount owed to a Participant or a Beneficiary under this Plan and any other nonqualified deferred compensation arrangement (as defined in Treasury Regulation section 1.409A-1(c)) of the Employer after the Participant ceases to be an Eligible Employee or at the time of any Distributive Event is less than $15,500 (or such amount as equals the current year adjusted amount under Code § 402(g)(1)(B)), the Employer may elect, in its sole discretion, to distribute such total vested amount to the Participant or Beneficiary in a Lump Sum Distribution payment as soon as administratively practicable on or after the first day of the calendar quarter beginning after (i) the date the Participant ceases to be an Eligible Employee hereunder, or (ii) the date of the first Distributable Event applicable to the Participant, whichever first occurs.

5.10    Withholding; Payroll Taxes. To the extent required by the law in effect at the time payments are made, the Employer shall withhold from payments made hereunder the minimum taxes required to be withheld by the federal or any state or local government. As to any payroll tax that is due from a Participant for Compensation deferred under this Plan, the Employer shall collect such tax from funds paid to such Participant with respect to other compensation not deferred under the Plan unless said other compensation is insufficient to pay such payroll taxes whereupon the shortfall shall serve to reduce the elected Deferral amount.
5.11    Payments upon Income Inclusion under Code Section 409A. Notwithstanding anything herein to the contrary, in the event that this Plan fails to meet the requirements of section 409A of the Code and regulations thereunder, payment of benefits under the Plan shall be made in a Lump Sum Distribution in an amount not in excess of the amount required to be included in income as a result of the failure to comply with the requirements of section 409A and the regulations, together with any income, payroll or excise taxes owed on such amounts.
5.12    Distributions to Specified Employees. In the case of a Participant who is a Specified Employee, payments shall be made not before the date which is six months after the date of such Participant’s separation from service with the Employer (or, if earlier, the date of death of the Specified Employee) as follows (i) if such Participant elected to receive all or any vested portion of the Participant’s Account balance in installments, the amount to be paid in each January, April, July and October during the installment period shall be the then value of the vested portion of the Participant’s Account balance divided by the number of installment payments then remaining with the installment period with payment commencing as soon as administratively practicable in the first month of the first calendar quarter following the elapse of the six-month period and (ii) if such Participant elected to receive a Lump Sum Distribution in cash, payment shall commence as soon as administratively practicable on or after the first day of the first calendar quarter following the elapse of the six-month period.
5.13    Qualified Domestic Relations Orders. Notwithstanding the provisions of Section 5.8, in the case of any domestic relations order received by the Retirement Plan Committee, the Retirement Plan Committee shall (i) notify the Participant and any alternate payee named in such order of the Retirement Plan Committee’s receipt of such order and the Plan’s procedures for determining its status as a “qualified domestic relations order,” as defined by Code § 414(p); (ii) permit any such alternate payee to designate a representative for receipt of copies of notices sent to the alternate payee with respect to such order; (iii) within a reasonable time after receipt, determine whether such order is a qualified domestic relations order; and (iv) notify the Participant and each alternate payee of such determination. The Retirement Plan Committee shall provide for the payment of a Participant’s benefits under the Plan to such alternate payee in accordance with the terms and requirements of an order which the Retirement Plan Committee determines to be a qualified domestic relations order, provided, however, that the alternate payee designated in such order shall not receive any type, form, or optional benefit not otherwise provided under the Plan, nor shall the Plan provide any increased (determined on the basis of actuarial value) or accelerated benefits to the Participant by virtue of such order. During any period in which the issue of whether a domestic relations order is “qualified” pursuant to Code § 414(p) is being determined, the Retirement Plan Committee shall segregate in a separate account the amounts which would have been payable to the alternate payee during such period if the order had been qualified on the date of its receipt. If within eighteen (18) months from such date, the order is determined to be: (i) qualified, the Retirement Plan Committee shall pay the segregated amounts (plus interest) to the person(s) entitled thereto; or (ii) not qualified, or the issue as to its qualification is still unresolved at the end of 18 months, the Retirement Plan Committee shall pay the segregated amounts (plus interest) to the Participant or Beneficiary who would have been entitled to such amounts if there had been no order. Any determination that an order is qualified which is made after the close of the eighteen (18) month period referred to above shall be applied prospectively only. An arrangement may permit such acceleration of the time or schedule of a payment under the arrangement to an individual other than the service provider as may be necessary to fulfill a domestic relations order (as defined in section 414(p)(1)(B)).

ARTICLE VI
BENEFICIARY DESIGNATION
Each Participant shall have the right, to designate any person or persons as Beneficiary or Beneficiaries to whom payment under this Plan shall be made and the form of such payment (either Lump Sum Distribution or forty (40) substantially equal quarterly installments over a period of ten (10) years) in the event of the Participant’s death prior to complete distribution of the vested portion of the Participant’s Account balance. Each Beneficiary designation shall become effective only when filed in a notarized writing with the Retirement Plan Committee on a form prescribed by the Retirement Plan Committee.
Participant’s Beneficiary designation under the Predecessor Plan, if any, shall apply to the Participant’s Account balance in this Plan, unless the Participant files a new Beneficiary designation in accordance with the procedures outlined herein; in which case, the Participant’s new Beneficiary designation shall apply to the Participant’s account balances in both the Predecessor Plan and this Plan.
A Participant may change the person or persons designated as his Beneficiary at any time, and a new Beneficiary designation form that is properly filed shall, upon receipt by the Retirement Plan Committee, cancel all Beneficiary designations previously filed by the Participant; provided, however, that a Participant’s form of payment election in the event of death shall remain in effect until superseded by a Subsequent Distribution Election filed in accordance with the procedures of Section 5.3(b).
If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Retirement Plan Committee shall direct the distribution of such benefits to the Participant’s estate.
The Participant may designate one or more Primary and Contingent Beneficiary(ies), and the form of payment applicable to each. If more than one Primary Beneficiary is designated, each Primary Beneficiary shall receive the percentage of the Participant’s vested Account balance specified on the Participant’s Beneficiary designation form or, if no such percentage is specified, each Primary Beneficiary shall share equally in the vested Account balance. In the event one or more Primary Beneficiaries predecease the Participant, the Participant’s vested Account balance will be paid to such Primary Beneficiaries as survive the Participant in proportion to their relative percentage shares. If any Beneficiary who is receiving installment payments dies prior to receipt of all such payments, the remaining amounts will be paid to the estate of such Beneficiary in a Lump Sum Distribution. If the Participant fails to designate a form of payment for a Beneficiary, such undesignated amount shall be paid in a Lump Sum Distribution.
Contingent Beneficiaries will receive payments from the Plan only if no Primary Beneficiaries survive the Participant. If more than one Contingent Beneficiary is designated, the rules for dividing the Participant’s vested Account balance are the same as those set forth above for Primary Beneficiaries.
The Employer shall pay or begin to pay the vested portion of the Participant’s Account balance to the proper Beneficiary(ies), as per the above rules and the Participant’s Beneficiary designation form, in the form selected by the Participant, as soon as administratively practicable on or after the first day of the calendar quarter following the Retirement Plan Committee’s receipt of satisfactory certification of the death of the Participant.

ARTICLE VII
FUNDING
All Participants and Beneficiaries shall have the status of general unsecured creditors of the Employer. The Plan constitutes a mere promise by the Participant’s Employer to pay the vested portion of the Participants’ Account balance in the future. Consequently, no Employer shall have any obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan. All Participants and Beneficiaries shall be and remain general creditors of the Employer in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Participant, the Participant’s Beneficiary, or any other person claiming through the Participant, shall only have the contractual right to receive from the Employer the benefits specified in this Plan. The Employer’s obligation to pay the Participant the vested portion of the Participant’s Account balance shall be offset by any amounts paid from any Trust established by the Employer to facilitate the payment of benefits to the Participant or the Participant’s Beneficiaries.
The Employer reserves the absolute right at its sole discretion either to set aside funds to assist in fulfilling the obligations undertaken by this Plan or to refrain from so setting aside funds and to determine the extent, nature, and method of so setting aside funds. Should the Employer elect to make contributions to a Trust, through the purchase of life insurance, mutual funds, stocks, bonds, disability policies, annuities, or other properties, and the contribution of such properties to such Trust, the Employer reserves the absolute right, in its sole discretion, to terminate such contributions at any time, in whole or in part; provided, however, that no such termination of contributions to a Trust shall entitle the Employer to any reversion of assets from such Trust, other than in accordance with the terms and conditions of such Trust.
Notwithstanding anything hereinabove to the contrary, upon a Change in Control Event of an Employer, such Employer shall, as soon as possible, but in no event later than thirty (30) days following the Change in Control Event, make an irrevocable contribution to the Trust in an amount equal to the full amount credited to Accounts of such Employer’s Participants as of the day before the date on which the Change in Control Event occurred.
At no time shall any Participant be deemed to have any lien, right, title or interest in or to any specific investment of such Trust, if one exists, or to any assets of the Employer. No term or condition of this Plan shall be construed to create a fiduciary relationship between the Company, any Employer, the Retirement Plan Committee, and any Participant or Beneficiary.
Each Employer shall be responsible for the payment of benefits to its Participants hereunder and shall share in the payment of such benefits (and may make contributions to any Trust established in connection with the Plan) in the proportion that the liabilities of such Employer’s Participants bear to the liabilities of all Participants under this Plan.

ARTICLE VIII
ADMINISTRATION OF PLAN
8.1    Plan Administrator. The administration of the Plan shall be under the supervision of the Retirement Plan Committee. The Retirement Plan Committee shall consist of three or more individuals appointed by and serving at the pleasure of the Board. The duties of the Retirement Plan Committee shall be to designate Eligible Employees and to select the investment funds from which are determined the Declared Investment Rates to be offered to Participants for the purpose of making their Allocation Election.
It shall be a principal duty of the Retirement Plan Committee to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan without discrimination among them. The Retirement Plan Committee will have full power to administer the Plan in all of its details, subject to applicable requirements of law. For this purpose, the Retirement Plan Committee’s powers will include, but will not be limited to, the following authority, in addition to all other powers provided by this Plan:
(a)To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan, including the establishment of any claims procedures that may be required by applicable provisions of law;
(b)To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;
(c)To decide all questions concerning the Plan (other than the eligibility of any person to participate in the Plan);
(d)To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan; and
(e)To allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing.

8.2    Examination of Records. The Retirement Plan Committee will make available to each Participant such of the Participant’s records under the Plan as pertain to the Participant, for examination at reasonable times during normal business hours.
8.3    Reliance on Reports and Certificates. In administering the Plan, the Retirement Plan Committee will be entitled to the extent permitted by law to rely conclusively upon any information furnished by any Employer, Participant, Beneficiary, accountant, controller, attorney, actuary, consultant or other advisor, and any agent of the foregoing, as the case may be.
8.4    Action by the Retirement Plan Committee.
(a)Any action of the Retirement Plan Committee shall be taken only upon the vote or the affirmative expression of a majority of the Retirement Plan Committee members qualified to vote with respect to such action. If the members of the Retirement Plan Committee qualified to vote on any question are unable to determine such question by a majority vote or other affirmative expressions, the question shall be determined by the Board.
(b)Action of the Retirement Plan Committee may be taken without a meeting of the Retirement Plan Committee members; provided, however, that any action without a meeting shall be taken only upon the unanimous vote or affirmative expression of all the Retirement Plan Committee members qualified to vote with respect to such action; such action must be evidenced by written documentation thereafter.
(c)If a member of the Retirement Plan Committee is a Participant, he shall not participate in any decision which solely affects his own Accounts.
(d)The Retirement Plan Committee shall, for purposes of administering the Plan, choose a secretary who shall keep minutes of the Retirement Plan Committee’s proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or any other written direction on behalf of the Retirement Plan Committee on all persons claiming benefits under the Plan.
8.5    Nondiscriminatory Exercise of Authority. Whenever, in the administration of the Plan, any discretionary action by the Retirement Plan Committee is required, the Retirement Plan Committee shall exercise its authority in a nondiscriminatory manner so that all persons similarly situated will receive substantially the same treatment.

8.6    Indemnification of Retirement Plan Committee. The Company agrees to indemnify and to defend to the fullest extent permitted by law any employee serving as a member of the Retirement Plan Committee (including any employee or former employee who formerly served as a member of the Retirement Plan Committee) against all liabilities, damages, costs and expenses (including attorneys’ fees amounts paid in settlement of any claim approved by the Company) occasioned by any act or omission to act in connection with the Plan, except such liability or expense as may result from the employee’s own willful misconduct or gross negligence. No member of the Retirement Plan Committee hereunder shall be liable for any act or omission of another member of the Retirement Plan Committee, except such liability as may result from his own willful misconduct or gross negligence.
8.7    Compensation. The members of the Retirement Plan Committee shall serve without bond and without compensation for their services as such. The expenses of the Retirement Plan Committee properly incurred in the performance of its duties under the Plan shall be paid by the Company

ARTICLE IX
MISCELLANEOUS
9.1    Alienability and Assignment Prohibition. Except as provided in Sections 5.10 and
5.13, a Participant’s or Beneficiary’s right to benefit payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiaries.
9.2    Binding Obligation of Employer and Any Successor in Interest. Each Employer
expressly agrees that it shall not merge or consolidate into or with another corporation or sell substantially all of its assets to another corporation, firm or person until such corporation, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of such Employer under this Plan.
9.3    Amendment or Termination.
(a)    The Company expects the Plan to be permanent but, since future conditions affecting the Company cannot be anticipated or foreseen, the Company must necessarily and does hereby reserve the right to amend, modify or terminate the Plan at any time and for any reason (including a change or impending change in the tax laws of the United States or any state) by resolution of the Board. All amendments shall be stated in a written instrument signed by an officer on behalf of the Company. No amendment or termination of the Plan shall have the effect of (i) canceling or reducing in any way the amounts, whether vested or unvested, previously credited to any Participant’s Account, including deemed earnings thereon or (ii) amending the Matching Contribution provided in Section 3.4 with respect to an Eligible Employee’s Deferrals during the Plan Year in which such amendment is made. Termination of the Plan by the Company, other than as a result of a Change in Control (see Section 5.7), may only occur if (i) all substantially similar arrangements sponsored by all Employers which have adopted the Plan are terminated, so that the Participants in this Plan and all participants under substantially similar arrangements sponsored by all such Employers are required to receive all amounts of compensation deferred under the terminated arrangements within twenty-four (24) months of the date of termination of the arrangements and no earlier than twelve (12) months after the date of termination, and (ii) all other requirements under section 409A of the Code and the regulations thereunder are satisfied.

(b)    Notwithstanding anything hereinabove to the contrary, upon and after a Change in Control Event with respect to the Company, no amendment may be made to (i) Section 5.7, concerning events following a Change in Control Event, (ii) the third paragraph of Article VII, concerning the obligation to irrevocably fund the Trust after a Change in Control Event or (iii) this Section 9.3, concerning amendment or termination of the Plan.
(c)    In the event that the Plan is terminated, the Participant’s Deferral Election shall cease to be effective as of the effective date of the termination of the Plan. The termination of the Plan shall not have the effect of canceling or reducing in any way amounts, whether vested or unvested, previously credited to any Participant’s Account. If the Plan is terminated by Board action of the Company, other than on account of a Change in Control Event, an amount equal to the full amount credited to each Participant’s Account shall be paid to the Participant or the Participant’s Beneficiary in a Lump Sum Distribution within twenty-four (24) months, but no sooner than twelve (12) months, of the effective date of the Plan termination.
(d)    Each Employer, other than the Company, may revoke its adoption of this Plan with respect to its employees upon action by such Employer’s board of directors, but no Employer, except the Company, shall have the right to otherwise amend (or terminate) the Plan in any respect, other than as provided under Section 5.7 with respect to termination by an Employer following a Change in Control Event as to such Employer. Except as provided in Section 5.7, with respect to Change in Control Events, revocation of adoption of the Plan by an adopting Employer shall not constitute a Distributable Event. Notwithstanding anything hereinabove to the contrary, a corporate liquidation, dissolution or reorganization which results in one or more Participants transferring their employment without interruption from the Employer involved to another Employer shall not result in a Distributable Event for such Participants, unless such corporate transaction is a Change in Control Event as defined in Section 1.5.

9.4    Claims Procedure. In the event any claim by a Participant or Beneficiary is denied as to the amount and/or the method of payment under the Plan, such Participant or Beneficiary shall be given prompt notice in writing of such denial, which notice shall set forth the reason for the denial. The Participant or Beneficiary may, by filing notice in writing with the Board within sixty (60) days after the date of such notice of denial, request review of such denial. The Board shall review such denial, and shall state its decision, in writing, in a manner calculated to be understood, to the Participant or Beneficiary concerned.
9.5    Employment and Other Rights. This Plan creates no rights whatsoever in any Participant to continue in the employ of their Employer for any length of time, nor does it affect the right of any Participant to participate in or be covered by any other pension, profit sharing, welfare benefit, bonus or other supplemental compensation plan or fringe benefit program of the Employer.
9.6    Governing Law. To the extent not preempted by ERISA, this Plan shall be construed, administered, governed and enforced according to the laws of the Commonwealth of Virginia. If any provision of this instrument is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
9.7    Construction of Plan Provisions. Singular words used in this Plan may indicate the plural, the plural may indicate the singular, and the masculine may indicate the feminine. Headings of Sections and subsections of this Plan are inserted for convenience of reference only and are not considered in the construction of the provisions hereof.

9.8    Successors and Assigns. This Plan shall inure to the benefit of, and be binding upon, the parties thereto, their successors and assigns, heirs, executors, administrators and legal representatives. Except as provided in Sections 5.10 and 5.13, the rights of any Participant or Beneficiary to and in any benefits under the Plan shall not be subject to assignment or alienation, and any purported transfer, assignment, pledge, encumbrance, or attachment of a Participant’s interest hereunder shall be void and of no effect. In the event of a dispute involving any individual’s right to receive payment with respect to a Participant’s Accounts, the Retirement Plan Committee or the Company may enter an interpleader action. Payment of the Accounts to a court of competent jurisdiction with proper notice to the appropriate parties in dispute shall be in full satisfaction of all claims against the Retirement Plan Committee and the Company as to the Accounts, and shall be equivalent to a receipt and release.
IN WITNESS WHEREOF, the Company has caused this Plan document to be executed on its behalf by its duly authorized officer effective as of January 1, 2009.

FERGUSON ENTERPRISES, INC.

By: /s/ Terry E. Hall

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